Exhibit 99.2
Orion Energy Systems, Inc
Supplemental Information
Fiscal 2012 First Quarter Ended June 30, 2011
August 4, 2011
On August 4, 2011, Orion Energy Systems, Inc. issued an earnings press release announcing financial results for our fiscal 2012 first quarter ended June 30, 2011. The purpose of the supplemental information included below is to provide further discussion and analysis of our financial results for the first quarter ended June 30, 2011. Therefore, the accompanying information provided below should be read in conjunction with our earnings press release.
Statement of Operations
Revenue. Product revenue increased from $15.8 million for the fiscal 2011 first quarter to $21.7 million for the fiscal 2012 first quarter, an increase of $5.9 million, or 37%. The increase in product revenue was a result of increased sales of our high intensity fluorescent, or HIF, lighting systems and renewable energy systems. Service revenue decreased from $1.2 million for the fiscal 2011 first quarter to $1.1 million for the fiscal 2012 first quarter, a decrease of $0.1 million or 8%. The decrease in service revenues was a result of the continued percentage increase of our total revenues generated by our wholesale channels where our services are not provided. Total revenue from renewable energy systems was $5.4 million for the fiscal 2012 first quarter compared to $0.4 million for the fiscal 2011 first quarter, an increase of $5.0 million or 1,250%.
Backlog. Total cash order backlog as of June 30, 2011 was $11.6 million, which included $4.2 million of solar photovoltaic, or PV, orders, compared to a backlog of $7.8 million as of March 31, 2011, which included $6.5 million of solar PV orders. We generally expect the non-solar backlog to be recognized as GAAP revenue in the second quarter of fiscal 2012, with the portion of backlog relating to solar PV orders recognized within the following three quarters of fiscal 2012. The roll-forward of cash backlog from March 31, 2011 to June 30, 2011 is as follows (in millions):

Backlog — March 31, 2011	$7.8

Q1 — Plus: Cash orders and OTA contracts at net present value of future cash flows	26.6

Q1 — Less: GAAP revenue recognized in first quarter	(22.8)

Q1 — Plus: Portion of GAAP revenue recognized from PPAs in first quarter	0.2

Q1 — Less: Other miscellaneous	(0.2)

Backlog — June 30, 2011	$11.6

Cost of Revenue and Gross Margin. Our cost of product revenue increased from $10.3 million for the fiscal 2011 first quarter to $15.0 million for the fiscal 2012 first quarter, an increase of

$4.7 million, or 46%. Our cost of service revenues decreased from $0.9 million for the fiscal 2011 first quarter to $0.7 million for the fiscal 2012 first quarter, a decrease of $0.2 million, or 22%. Total gross margin decreased from 33.9% for the fiscal 2011 first quarter to 30.9% for the fiscal 2012 first quarter. For the fiscal 2012 first quarter, our gross margin declined due to a higher mix of renewable product and service revenues from our Orion Engineered Systems division. Our gross margin percentage on renewable revenues from this division was 17.1% during the fiscal 2012 first quarter. Gross margin from our HIF integrated systems revenue for the fiscal 2012 first quarter was 35.2%.
General and Administrative Expenses. Our general and administrative expenses increased from $2.9 million for the fiscal 2011 first quarter to $3.1 million for the fiscal 2012 first quarter, an increase of $0.2 million, or 7%. The increase was a result of $0.1 million incurred for depreciation and software license costs for our new enterprise resource planning, or ERP, system and $0.1 million for increased stock compensation costs versus the prior fiscal year’s period. Additionally, we incurred legal and professional service expenses related to the recently completed financial statement restatements resulting from our revenue recognition change in accounting for our OTA contracts.
Sales and Marketing Expenses. Our sales and marketing expenses increased from $3.6 million for the fiscal 2011 first quarter to $3.8 million for the fiscal 2012 first quarter, an increase of $0.2 million, or 6%. The increase was a result of increased costs for headcount additions in our newly formed telemarketing department, higher commission expense on our increased revenue and increased depreciation for our new customer relationship management, or CRM, system.
Total sales and marketing headcount was 83 and 88 at June 30, 2010 and June 30, 2011, respectively.
Research and Development Expenses. Our research and development expenses of $0.6 million for the fiscal 2012 first quarter were slightly higher than our fiscal 2011 first quarter expenses. Expenses incurred in the fiscal 2012 first quarter related to compensation costs for the development and support of our new products, depreciation expenses for lab and research equipment and sample and testing costs related to our dynamic control devices and our light emitting diode, or LED, product initiatives.
Interest Expense. Our interest expense increased from $70,000 for the fiscal 2011 first quarter to $87,000 for the fiscal 2012 first quarter, an increase of $17,000, or 24%. The increase in our interest expense was due to additional debt funding completed during the second half of fiscal 2011 for the purpose of financing our OTA projects.
Interest Income. Interest income increased from $93,000 for the fiscal 2011 first quarter to $154,000 for the fiscal 2012 first quarter, an increase of $61,000 or 66%. Interest income increased due to an increase in completed OTA contracts and the related interest income under the financing terms.

Income Taxes. Our income tax benefit decreased from a benefit of $0.8 million for the fiscal 2011 first quarter to an income tax benefit of $0.1 million for the fiscal 2012 first quarter, a decrease of $0.7 million or 88%. Our effective income tax rate for the fiscal 2011 first quarter was 60.8%, compared to 39.7% for the fiscal 2012 first quarter. The change in effective rate was due to the conversion of our incentive stock options, or ISOs, to non-qualified stock options, or NQSOs, completed during the second half of fiscal 2011.
Statement of Cash Flows
Cash Flows Related to Operating Activities. Cash used in operating activities primarily consists of net income (loss) adjusted for certain non-cash items, including depreciation and amortization, stock-based compensation expenses, income taxes and the effect of changes in working capital and other activities.
Cash used in operating activities for the first quarter of fiscal 2012 was $0.8 million and consisted of net cash used for changes in operating assets and liabilities of $1.5 million and a net loss adjusted for non-cash expense items of 0.7 million. Cash used for changes in operating assets and liabilities consisted of an increase of $4.3 million in total accounts receivable due to the increase in revenue and OTA finance contracts completed during the quarter and a $2.7 million increase in inventory for purchases of solar panel inventory and increases in our work-in-process and lighting fixture inventories for orders that are expected to ship during the fiscal 2012 second quarter, offset by a $4.0 increase in accounts payable, primarily due to inventory purchases.
Cash used in operating activities for the fiscal 2011 first quarter was $6.3 million and consisted of net cash used for changes in operating assets and liabilities of $5.9 million and a net loss adjusted for non-cash expense items of $0.4 million. Cash used for changes in operating assets and liabilities consisted of an increase of $4.0 million of inventory resulting from an increase of $1.8 million for purchases of wireless control inventories based upon our Phase 2 initiatives, a $1.5 million increase in solar panel inventories in anticipation of the receipt of customer purchase orders and an increase in ballast component inventories.
Cash Flows Related to Investing Activities. For the fiscal 2012 first quarter, cash used in investing activities was $1.0 million. This included a net $1.0 million for capital improvements related to our information technology systems, manufacturing and tooling improvements and facility investments.
For the fiscal 2011 first quarter, cash used in investing activities was $0.8 million. This included $0.6 million for capital improvements related to our information technology systems, manufacturing and tooling improvements and facility investments and $0.2 million for a long-term investment.

Cash Flows Related to Financing Activities. For the fiscal 2012 first quarter, cash flows provided by financing activities were $2.8 million. This included $2.8 million in new debt borrowings to fund OTAs, $0.2 million for excess tax benefits from stock-based compensation and $0.1 million received from stock option and warrant exercises. Cash flows used in financing activities included $0.3 million for repayment of long-term debt.
For the fiscal 2011 first quarter, cash flows used in financing activities were $0.1 million. This included $0.1 million for repayment of long-term debt and $0.1 million for costs related to our new credit agreement. Cash flows provided by financing activities included proceeds of $0.1 million received from stock option exercises.
Working Capital
Our net working capital as of June 30, 2011 was $56.8 million, consisting of $79.0 million in current assets and $22.2 million in current liabilities. Our net working capital as of March 31, 2011 was $56.9 million, consisting of $73.1 million in current assets and $16.2 million in current liabilities. Our current accounts receivables increased from fiscal 2011 year-end by $2.3 million as a result of our increased sales activity and related revenue, including receivables from completed OTA contracts, during our fiscal 2012 first quarter. Our inventories increased from our fiscal 2011 year-end by $2.7 million due to a $1.5 million increase in solar panel inventories in anticipation of the receipt of customer purchase orders, a $0.5 million increase in our work-in process inventories for product orders to be delivered in our fiscal 2012 second quarter, a $0.4 million increase in raw materials to provide safety stock and a $0.3 million increase in finished goods for orders shipping in our fiscal 2012 second quarter.
During fiscal 2011, we increased our inventory levels of key electronic components, specifically electronic ballasts, to avoid potential shortages and customer service issues as a result of lengthening supply lead times and product availability issues. We continue to monitor supply side concerns within the electronic component market and believe that our current inventory levels are sufficient to protect us against the risk of being unable to deliver product as specified by our customers’ requirements. We are continually monitoring supply side concerns through conversations with our key vendors and currently believe that supply availability concerns appear to have moderated, but have not diminished to the point where we anticipate reducing safety stock to the levels that existed prior to the electrical components supply issues.
We generally attempt to maintain at least a three-month supply of on-hand inventory of purchased components and raw materials to meet anticipated demand, as well as to reduce our risk of unexpected raw material or component shortages or supply interruptions. Our accounts receivables, inventory and payables may increase to the extent our revenue and order levels increase.
Capital Spending
Capital expenditures totaled $1.0 million during the first quarter of fiscal 2012 on information technologies and other tooling and equipment for new products as well as cost improvements in our manufacturing facility. We expect to incur a total of $1.7 to $2.0 million in capital expenditures during the remainder of fiscal year 2012, excluding capital to support our OTA contracts. Our capital spending plans predominantly consist of further cost improvements in our manufacturing facility, improvements to our building and headquarters, new product development and investment in information technology systems. We consider the investment in our information systems critical to our long-term success and our ability to ensure a strong control environment over financial reporting and operations. We expect to finance these capital expenditures primarily through our existing cash, equipment secured loans and leases, to the extent needed, long-term debt financing, or by using our available capacity under our credit facility.
Liquidity and Capital Resources
We had approximately $12.6 million in cash and cash equivalents and $1.0 million in short-term investments as of June 30, 2011, compared to $11.6 million and $1.0 million at March 31, 2011. Additionally, as of June 30, 2011 we have $13.3 million of borrowing availability through our revolving credit agreement. During the fiscal 2012 first quarter, we completed a third tranche of debt funding in the amount of $2.8 million to finance our OTA projects. We have now secured multiple debt sources for our OTA finance contracts. We continue to pursue debt opportunities to support the anticipated growth of our OTA finance program. We believe that our existing cash and cash equivalents, our anticipated cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to meet our anticipated cash needs for at least the next 12 months, dependent upon the growth of our OTA finance programs and the extent to which we support such contracts with our own cash.
Safe Harbor Statement
Certain matters discussed in this supplemental information are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe our financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) deterioration of market conditions, including customer capital expenditure budgets; (ii) our ability to compete and execute our growth strategy in a highly competitive market and our ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of our products and services, including increasing customer preference to purchase our products through our Orion Throughput Agreements, or OTAs, rather than through cash purchases; (v) our ability to effectively manage the credit risk associated with our increasing reliance on OTA contracts; (vi) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (vii) loss of one or more key employees, customers or suppliers, including key contacts at such customers; (viii) our ability to effectively manage our product inventory to provide our products to customers on a timely basis; (ix) the increasing relative volume of our product sales through our wholesale channel; (x) a reduction in the price of electricity; (xi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xii) increased competition from government subsidies and utility incentive programs; (xiii) dependence on customers’ capital budgets for sales of products and services; (xiv) our development of, and participation in, new product and technology offerings or applications; the availability of additional debt financing and/or equity capital; (xv) legal proceedings; and (xvi) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this supplemental information and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oesx.com in the Investor Relations section of our Web site.